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                               EXHIBIT 21.1
                               SUBSIDIARIES

     The Company's subsidiaries are: (1) The Colonel's, Inc., a Michigan corporation; (2) The Colonel's Truck Accessories, Inc., a Michigan corporation; and (3) Brainerd International Raceway, Inc., a Minnesota corporation. All of these companies conduct business under their official names.